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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                               Commission File No. 000-19598


                                  INFOUSA INC.
             (Exact name of registrant as specified in its charter)

                  5711 SOUTH 86TH CIRCLE, OMAHA, NEBRASKA 68127
                                 (402) 593-4500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              CLASS A COMMON STOCK
                    SERIES A PREFERRED SHARE PURCHASE RIGHTS
            (Title of each class of securities covered by this Form)

                              CLASS B COMMON STOCK
                    SERIES B PREFERRED SHARE PURCHASE RIGHTS
                   (Titles of all other classes of securities
                        for which a duty to file reports
                      under Section 13(a) or 15(d) remains)

         Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]           Rule 12h-3(b)(1)(i)    [ ]
Rule 12g-4(a)(1)(ii)   [ ]           Rule 12h-3(b)(1)(ii)   [ ]
Rule 12g-4(a)(2)(i)    [ ]           Rule 12h-3(b)(2)(i)    [ ]
Rule 12g-4(a)(2)(ii)   [ ]           Rule 12h-3(b)(2)(ii)   [ ]
                                     Rule 15d-6             [ ]

         Approximate number of holders of record as of the certification or
notice date:   NONE

         Pursuant to the requirements of the Securities Exchange Act of 1934, infoUSA Inc. has caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                              infoUSA INC.

March 17, 2000                                By: /s/ Stormy L. Dean
                                                 -------------------------------
                                              Name:  Stormy L. Dean
                                              Title: Controller and Acting Chief
                                                     Financial Officer